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                                                                    EXHIBIT 99.2

                                              NEWS RELEASE
                                              FOR IMMEDIATE RELEASE

                                              CONTACT:  MERILYN H. HERBERT
                                              VICE PRESIDENT, INVESTOR RELATIONS
                                              (615) 370-1377


                   PROVINCE HEALTHCARE ANNOUNCES $150 MILLION
               PRIVATE OFFERING OF CONVERTIBLE SUBORDINATED NOTES

         Brentwood, Tennessee, October 2, 2001 - Province Healthcare Company (Nasdaq:PRHC) announced today that it intends to offer, subject to market and other conditions, $150 million of Convertible Subordinated Notes (plus an additional amount of $22.5 million to cover over-allotments, if any), due 2008, for purchase by qualified institutional buyers under Rule 144A of the Securities Act of 1933. The Notes would be convertible into Province's Common Stock at the option of the holder, at a price to be determined. The offering is expected to close in October 2001. Province will agree to file a registration statement for the resale of the Notes and the shares of Common Stock issuable upon conversion of the Notes within 90 days after the closing of the offering.

         The expected net proceeds of the offering will be used to repay existing indebtedness, fund future hospital acquisitions, and for working capital and general corporate purposes.

         This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

         The Notes and the Common Stock issuable upon conversion of the Notes have not been registered under the Securities Act, or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the Notes and Common Stock issued upon conversion of the Notes may not be offered or sold in the United States, except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

         Province Healthcare is a provider of healthcare services in attractive non-urban markets in the United States. The Company owns or leases 17 general acute care hospitals in 11 states with a total of 1,883 licensed beds. The Company also provides management services to 35 primarily non-urban hospitals in 13 states with a total of 2,779 licensed beds.

         The foregoing information regarding Province's sale of Convertible Subordinated Notes is forward looking. While management makes its best efforts to be accurate in making forward-looking statements, any such statements are subject to risks and uncertainties that could affect Province's ability to successfully complete the offering. Risk factors include the possibility that Province's Common Stock


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price could decrease, affecting Province's ability to close the Notes offering, and uncertainties relating to the ability of the Company to use effectively the proceeds from the sale of the Notes. Investors are directed to consider other risks and uncertainties discussed in Province's documents filed with the Securities and Exchange Commission.

CONTACT:  Merilyn H. Herbert, Province Healthcare Company (PRHC) at
          (615)370-1377